CONFIDENTIAL TREATMENT REQUESTED .  Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXHIBIT 10.1

*****Confidential material redacted and filed separately with the Commission.

LICENSE TERMINATION AND

TECHNOLOGY TRANSFER AGREEMENT

THIS AGREEMENT(the “Agreement”)is made effective as of the date of the last signature hereto (the “Effective Date”) by and between AOI Pharma, Inc. (“AOI”), Keryx Biopharmaceuticals, Inc. (“Keryx”), and Æterna Zentaris GmbH (“Zentaris”). Each of AOI, Keryx and Zentaris may be referred to herein as a “party” and together as the “parties.”

WHEREAS, AOI is a wholly-owned subsidiary of Keryx;

WHEREAS, AOI and Zentaris, as successor in interest to Zentaris AG, are parties to that certain License and Cooperation Agreement for Perifosine effective as of September 18, 2002 (the “License and Cooperation Agreement”), as well as the Addendum Agreement to the License and Cooperation Agreement dated December 03, 2003and the Amendment to the License and Cooperation Agreement dated April 12, 2011 (collectively referred to as the “License Agreement”);

WHEREAS, AOI desires to terminate the License Agreement effective as of the Effective Date; and

WHEREAS, Zentaris desires that AOI transfer to Zentaris all Development Data generated by AOI under the License Agreement, and assign all relevant contracts relating to the Phase 3 study in relapsed/refractory multiple myeloma (“Study 339”), on an “as is” basis.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises set forth in this Agreement, the legal sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Unless otherwise defined herein, the definitions of the License Agreement shall be used and have the same meaning in this Agreement.

2. All rights and obligations of the Parties under the License Agreement, shall be extinguished, and the License Agreement shall be deemed terminated and of no force or effect upon the execution of this Agreement by the duly authorized representatives of each of the Parties hereto; provided, however that Section 1 of the License and Cooperation Agreement (insofar as it contains definitions of defined terms that are used in this Agreement and that are not otherwise defined in this Agreement), Section 7.2 of the License and Cooperation Agreement, and Section 12 of the License and Cooperation Agreement (insofar as such section specifies the obligation of a Party with respect to Confidential Information that a Party may have received under the License Agreement) shall survive the termination of the License Agreement.

3. All rights granted to AOI under or by the License Agreement are terminated as of the Effective Date and revert fully to Zentaris.

4. AOI shall transfer and deliver to Zentaris all Development Data in the possession of AOI, or any officer, director, employee or agent thereof, on an “as is” basis promptly after the Effective Date. For the avoidance of doubt Development Data shall include any orphan drug designations, the clinical trial applications (INDs) by AOI as well as all Clinical Supplies and the patent application “Perifosine and Capecitabine in a combination treatment for cancer” (US 2011 / 0243933 A1, WO 2011 / 123691 A1). As of the Effective Date, Zentaris shall be responsible for all obligations relating to the Perifosine Investigational New Drug Application (IND). All external costs associated with the transfer and delivery of Development Data and Clinical Supplies from AOI / Keryx to Zentaris, including shipping costs, shall be borne by Zentaris.

5. Zentaris shall be responsible for all costs of Study 339 as of May 01, 2012. AOI / Keryx shall use its reasonable efforts, where permissible by the terms of the contract, to assign to Zentaris all site and vendor contracts relating to Study 339. Notwithstanding the assignment of such contracts by AOI / Keryx, Zentaris shall be responsible for all obligations under such contracts as of May 01, 2012. AOI / Keryx shall be responsible for all unsettled costs incurred by or on behalf of AOI / Keryx prior to May 01, 2012, except for those associated with Zentaris which shall be paid in accordance with Section 7.

6. AOI hereby assigns and transfers all Development Data to Zentaris and Zentaris hereby accepts such assignment and transfer. All right, title and interest in and to the Development Data shall vest exclusively in Zentaris as of the Effective Date. AOI hereby grants Zentaris a non-exclusive, perpetual, worldwide license in and outside the Field to use all Improvements and all information, know-how and other data pertaining to all Improvements furnished by AOI to Zentaris under the License Agreement, for any purpose whatsoever. Zentaris shall defend, indemnify and hold AOI / Keryx harmless against any and all Claims and Liabilities in the Territory arising from, related to or attributable to, (a) any claim, including any product liability claim, by any third party with respect to any of the Contract Products regardless of whether such claim is based on contract, breach of warranty, any form of tort, strict liability, or otherwise, and (b) any allegation that any of the Contract Products fail to conform to the requirements of any applicable laws and/or any applicable Regulatory Approvals, including, but not limited to, the failure of Zentaris to obtain any required Regulatory Approvals for the Contract Products. For purposes of this Agreement, “Contract Products” shall mean and include all pharmaceutical products, whether as mono-preparations or combination-preparations, with Perifosine as an active ingredient, for use in the Field, in any form of administration whatsoever. The above indemnification by Zentaris shall not apply to Claims and Liabilities in the Territory arising out of AOI / Keryx’s activities prior to the Effective Date.

7. Keryx shall pay Zentaris, in full settlement of all outstanding and unbilled invoices and all other payment claims of Zentaris against AOI / Keryx, a payment of USD $80,000. Payment shall be made within thirty (30) days from the Effective Date by wire transfer to the following account:

Commerzbank AG, Frankfurt am Main

Bank Code: 500 800 00

Account Number: 93111100

SWIFT: DRESDEFF

IBAN DE 76500800000093111100

8. As consideration to AOI / Keryx, Zentaris agrees to pay Keryx USD $10,000 for its internal and external costs and expenses to be incurred in connection with the delivery of Development Data and assignment of contracts under Sections 4 and 5 hereof. Such amount shall be used to offset the payment due to Zentaris in Section 7, above.

9. As further consideration to AOI / Keryx, Zentaris shall pay to Keryx a royalty equal to ***** percent (*****%) of Net Sales of all Contract Products, on a country by country and a Contract Product by Contract Product basis, in the Territory in any calendar year for the lifetime a Valid Claim of any of the Zentaris’ Patent Rights or for a period of ten (10) years from the date of First Commercial Sale in the Territory, whichever term is longer, provided, however, if a Contract Product is sold in generic form in a country of the Territory by a party other than Zentaris, its Affiliates or licensees, and such generic form has a market share of more than twenty-five percent (25%), then the royalty Zentaris shall pay to Keryx on Net Sales in such country shall be reduced to ***** percent (*****%) of Net Sales of all Contract Products in such country. All payments to Keryx under this Section 9 shall be made on a quarterly basis in U.S. dollars within 45 days of the end of each calendar quarter for which it corresponds. Keryx shall have the right to audit Zentaris according to the terms by which Zentaris could audit AOI under the License Agreement. Royalties required to be paid by Zentaris pursuant to this Agreement shall, if overdue, bear interest at the rate of five (5) percent above the Prime Rate as quoted by Citibank, N.A. until paid. The payment of such interest shall not preclude AOI / Keryx from exercising any other rights it may have because any payment is overdue. All payments by Zentaris to Keryx shall be paid in full, without deduction for any sales, use, excise, withholding or other similar taxes.

*****Confidential material redacted and filed separately with the Commission.

Unless made by wire transfer or other electronic means, royalty payments shall be sent to Keryx at the following address:

Keryx Biopharmaceuticals, Inc.

750 Lexington Avenue, 20th Floor

New York, NY10022

Attn: CFO

All information in electronic format shall be sent to AOI / Keryx at the following email address:

joliviero@keryx.com, with copy to:

rbentsur@keryx.com

10. This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party except that either party without such consent may assign the Agreement (i) in connection with the transfer or sale to another company of all or substantially all of its business assets pertaining to this Agreement, or (ii) in the event of its merger or consolidation with another company. Any purported assignment in violation of this clause shall be void. Any permitted assignee shall assume all the obligations of its assignor under this Agreement. No assignment shall relieve either party of its responsibility for the performance of any obligation that such party has accrued hereunder as of the date of assignment. This Agreement shall be binding on any successors or assigns of Zentaris, including any company that acquires all or substantially all of the business assets of Zentaris pertaining to this Agreement or any company which merges with Zentaris. This Agreement shall be binding on any successors or assigns of AOI / Keryx, including any company that acquires all or substantially all of the business assets of AOI/ Keryx pertaining to this Agreement or any company which merges with AOI / Keryx.

11. Except as provided herein, AOI / Keryx and Zentaris shall have no further obligation to each other, and all payments due and invoices for services provided or costs incurred by the parties shall be null and void.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of choice-of-law rules.

13. The Parties each respectively represent and warrant that they have full power and authority to execute, deliver, and perform this Agreement, and that the execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate authorities and does not require any further authorization or consent.

14. This Agreement will inure to the benefit of, and be binding upon, the Parties and their Affiliates, together with their respective representatives, officers, employees, successors, and assigns.

15. If any provision of this Agreement is held invalid by any court of competent jurisdiction, such invalidity will not affect the validity or operation of any other provision, and the invalid provision will be deemed severed from this Agreement.

16. Except with regard to the proviso in Section 2, this Agreement constitutes the entire agreement concerning the subject matter in this Agreement and supersedes all prior and contemporaneous agreements (including the License Agreement), assurances, representations, and communications between the Parties with respect to the subject matter hereof.

17. No promise, representation, warranty, or covenant not included in this Agreement has been or is relied upon by any Party, and this Agreement is executed voluntarily by each of the Parties, without any duress or undue influence on the part, or on behalf, of any of them.

18. This Agreement may not be amended or modified unless mutually agreed upon in a writing signed by the Parties, and no waiver will be effective unless set forth in a writing signed by the Party from whom such waiver is sought. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

19. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original hereof. In addition, e-mail PDF or facsimile signatures shall be viewed as having the same binding effect as original signatures. The Parties agree to provide original signed copies of the Agreement upon written request of another party, but the delivery of original signed copies shall not be required for the Agreement to be binding.

IN WITNESS HEREOF, the parties have executed this Agreement as of the Effective Date.

AOI PHARMA, INC.		ÆTERNA ZENTARIS GMBH

By:	/s/ Ron Bentsur	By:	/s/ Juergen Engel
		By:	/s/ Matthias Seeber
Date:	May 4, 2012	Date:	May 4, 2012

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Ron Bentsur

Date:	May 4, 2012

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